Exhibit 10.5.1
FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Amendment”) dated as of October 1, 2021 (the “Effective Date” or “date hereof”) between RFR/K 117 ADAMS OWNER LLC, a Delaware limited liability company and RFR/K 55 PROSPECT OWNER LLC, a Delaware limited liability company, each having an office at c/o RFR Holding LLC, 390 Park Avenue, Floor 3, New York, New York 10011 (“Landlord”), and ETSY, INC., a Delaware corporation having an office at 117 Adams Street, Brooklyn, New York 11201 (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into that certain Lease dated as of May 12, 2014 (the “Original Lease”), covering a portion of the ground floor lobby, a portion of the ground floor storage area, a portion of the 2nd floor and the entire 3rd, 4th, 5th, 6th, 7th, 8th and 9th floors (collectively, the “Adams Street Premises”) of the building known as 117 Adams Street, Brooklyn, New York (the “Adams Street Building”), and the entire 5th and 6th floors (the “Prospect Street Premises” and, together with the Adams Street Premises, the “Premises”) of the building known as 55 Prospect Street, Brooklyn, New York (the “Prospect Street Building” and, together with the Adams Street Building, the “Buildings”), all as more particularly described in the Original Lease; and

WHEREAS, Landlord and Tenant desire to modify the Original Lease to (i) extend the term of the Original Lease, and (ii) otherwise modify the terms and conditions of the Original Lease, all as hereinafter set forth (the Original Lease, as modified by this Amendment, the "Lease").

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Capitalized Terms. All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings ascribed to them in the Original Lease.

2.Extension of Term; Rent. (a) The term of the Original Lease is hereby extended for the period (the “Extension Period”) commencing on August 1, 2026 (the “Extension Term Commencement Date”) and expiring on July 31, 2039 (the “Extended Expiration Date”), or such earlier date upon which the term may expire or be terminated pursuant to any of the conditions of limitation or other provisions of the Lease or pursuant to law, upon all of the terms and conditions of the Original Lease, as modified by this Amendment. All references in the Original Lease to the Expiration Date (including, without limitation, in Section 31.1 of the Original Lease) shall be deemed to refer to the Extended Expiration Date and all references to the Term shall be deemed to refer to the term of the Original Lease as extended by the Extension Period.

(b)During the Extension Period, Tenant shall lease the Premises upon all of the terms and conditions of the Original Lease, except as follows:

(i)The Fixed Rent payable under the Lease shall be as set forth in Schedule A attached hereto, which takes into account the annual increases of .75% in accordance with Schedule A of the Original Lease.

(ii)Tenant shall pay all Additional Rent payable pursuant to the Original Lease, including Article 7 thereof, except that “Base Tax Year” shall mean the Tax Year commencing on July 1, 2021 and ending on June 30, 2022.

(iii)The last sentence of Section 7.2(b) of the Lease shall be deleted in its entirety and replaced with the following: “The benefit of any exemption or abatement relating to all or any part of the Building(s) shall accrue solely to the benefit of Landlord and Taxes (including, without limitation, the Base Taxes) shall be computed without taking into account any such exemption or abatement.”

(iv)Notwithstanding the foregoing, provided that Tenant shall not be in default beyond the expiration of any applicable notice and cure periods set forth in the Lease of any of the terms, conditions or covenants contained in the Lease, Tenant’s obligation to pay Fixed Rent in respect of the Premises shall be abated for the period (the “Extension Free Rent Period”) commencing on the Extension Term Commencement Date and ending on November 30, 2027, both dates inclusive (subject to any reduction of the Extension Free Rent Period due to any such default by Tenant). Notwithstanding the foregoing, if a Public Health Closure Event (as hereinafter defined) occurs during the Extension Free Rent Period, then the Extension Free Rent Period shall be deferred (and the Extended Expiration Date shall be extended) (the “Free Rent Deferral Period”) on a per diem basis for the period commencing on the day after Tenant delivers the Public Health Notice (as hereinafter defined) to Landlord and ending on the earlier of (x) the day Tenant reoccupies the applicable portion of the Premises for the conduct of its business, or (y) the date that such Public Health Closure Event is no longer in effect. Notwithstanding the foregoing, in the event Tenant receives any payments or payment equivalents from a Governmental Authority in connection with any Health Emergency (as hereinafter defined) which are provided specifically for, and required to be expended by Tenant for, the rental obligations of Tenant under the Lease (hereinafter, “Rent Directed Payment Relief”), then the Free Rent Deferral Period shall be reduced on a per diem basis by the amount of such Rent Directed Payment Relief or (i.e. if the amount of such Rent Directed Payment Relief or equals ten (10) days of Fixed Rent in the aggregate, then the Free Rent Deferral Period would not commence until the eleventh (11th) day of such Public Health Closure Event). A “Public Health Closure Event” means if: (i) a Governmental Authority issues an order prohibiting or completely restricting business activity, imposes a density restriction limiting Tenant to less than seventy-five percent (75%) of the occupancy level that was permitted immediately prior to such restriction, or issues a “stay-at-home” order applicable to more than twenty-five percent (25%) of Tenant’s employees related to a health emergency (a “Health Emergency”), in each case that (a) prevents Tenant from occupying all or a material portion of the Premises and/or (b) prevents more than twenty-five percent (25%) of Tenant’s employees to occupy the Premises for the normal conduct of its business; (ii) in the case of (i)(a) above, Tenant actually ceases using such portion of the Premises (except for Tenant’s essential personnel and an additional de minimus number of Tenant personnel, and (iii) Tenant furnishes a notice to Landlord (the “Public Health Notice”) stating that a Public Health Closure Event has occurred and that Tenant is complying with same.

(c)Except for the First Early Contribution, the Second Early Contribution and the Extension Contribution (each as hereinafter defined), Landlord has no obligation to perform any work, supply any materials, incur any expenses or make any alterations or improvements to the Premises in connection with Tenant’s continued occupancy thereof during the Extension

Period. Notwithstanding anything to the contrary in this Amendment, Landlord shall be required to comply with Section 10 below and Landlord’s ongoing obligations under the Original Lease.

(d)Each reference in the Original Lease to “this Lease”, “herein”, “hereunder” or words of similar import shall be deemed to refer to the Lease.

3.Landlord’s Contributions.

(a)First Early Contribution.

(i)Commencing as of April 1, 2022, Landlord shall pay to Tenant, subject to the terms hereof, an amount not to exceed $5,000,000.00 (the “First Early Contribution”) toward the cost of the first phase of Alterations to be performed to the Premises after the Effective Date (the “First Phase Installations”) (excluding any “soft costs” and Tenant’s Property), provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 3(a)(ii): (i) the Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the First Phase Installations in excess of the First Early Contribution. The First Early Contribution shall be payable solely on account of labor directly related to the First Phase Installations and materials delivered to the Premises in connection with the First Phase Installations (excluding any “soft costs“ and Tenant’s Property) except that Tenant may apply up to twenty percent (20%) of the First Early Contribution to pay “soft costs” incurred in connection with the First Phase Installations, which shall be limited to the actual architectural, consulting and engineering fees incurred by Tenant in connection therewith. Tenant shall not be entitled to receive any portion of the First Early Contribution not actually expended by Tenant in the performance of the First Phase Installations, nor shall Tenant have any right to apply any unexpended portion of the First Early Contribution as a credit against Rent or any other obligation of Tenant hereunder (except if such portion is deemed to be a portion of the Second Early Contribution as provided in the following sentence, and then to the extent permitted under Section 3(b)(i)), except as otherwise provided below. Any portion of the First Early Contribution not expended by Tenant in the performance of the First Phase Installations on or before the earlier of: (i) the date upon which Tenant has completed the First Phase Installations and delivered to Landlord the documentation required under Section 3(a)(ii) in connection therewith or (ii) August 1, 2023; shall be deemed to be a portion of the Second Early Contribution.

(ii)Landlord shall make progress payments to Tenant, not more frequently than once per month, for the work performed during the previous month, up to 90% of the First Early Contribution. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by an officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from the First Early Contribution multiplied by a fraction, the numerator of which is the amount of the First Early Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the First Phase Installations, then Landlord’s reasonable estimate thereof) for the performance of all of the First Phase Installations shown on all plans and specifications approved by Landlord, provided that in no event shall such fraction be greater than one. By way of example only, if the total contract price for the First Phase Installations is $10,000,000.00 and at the time of Tenant’s disbursement request, Tenant has then paid

$1,000,000.00 to Tenant’s contractors, subcontractors and material suppliers, Tenant shall be entitled to request up to $500,000.00 (i.e. $1,000,000.00 x ($5,000,000.00 /
$10,000,000.00). Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of all required documentation, including requisitions therefor, signed by an officer of Tenant, which shall be accompanied by: (i) copies of paid invoices covering all work which is the subject of the progress payment in question,
(ii) copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials provided, (iii) a certification from Tenant’s architect that the work for which the requisition is being made has been completed in accordance with the plans and specifications approved by Landlord and (iv) such other documents and information as Landlord may reasonably request. Any requisitions made following the 10th day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. Landlord shall disburse any amount retained by it hereunder upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 3(a)(ii), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the First Phase Installations by Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the First Phase Installations as required pursuant to Section 5.1(c) of the Original Lease and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the First Phase Installations. The right to receive the First Early Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney, subtenant, licensee or other person or entity.

(b)Second Early Contribution.

(i)Commencing as of August 1, 2023, Landlord shall pay to Tenant, subject to the terms hereof, an amount not to exceed the aggregate amount of (y)
$2,000,000.00, plus (x) provided Tenant has completed the First Phase Installations and delivered to Landlord the documentation required under Section 3(a)(ii) in connection therewith, $5,000,000.00 less any portion of the First Early Contribution previously paid to Tenant (the “Second Early Contribution”) toward the cost of the second phase of Alterations to be performed to the Premises after the Effective Date (the “Second Phase Installations”) (excluding any “soft costs” and Tenant’s Property), provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 3(b)(ii):
(i)the Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Second Phase Installations in excess of the Second Early Contribution. The Second Early Contribution shall be payable solely on account of labor directly related to the Second Phase Installations and materials delivered to the Premises in connection with the Second Phase Installations (excluding any “soft costs“ and Tenant’s Property) except that Tenant may apply up to twenty percent (20%) of the Second Early Contribution to pay “soft costs” incurred in connection with the Second Phase Installations, which shall be limited to the actual architectural, consulting and engineering fees incurred by Tenant in connection therewith. Tenant shall not be entitled to receive any portion of the Second Early Contribution not actually expended by Tenant in the performance of the Second Phase Installations, nor shall Tenant have any right to apply any unexpended portion of the Second Early Contribution as a credit against Rent or any other obligation of Tenant hereunder, except as otherwise provided below. Any portion of the Second Early Contribution not expended by Tenant in the performance of the Second Phase Installations on or before the earlier of: (i) the date upon which Tenant has completed the First Phase Installations and the Second Phase Installations and delivered to Landlord the documentation required under Section 3(b)(ii) in connection therewith, or (ii) July 31, 2026; shall be deemed to be a portion of the Extension Contribution provided that (i) the Lease is then in full force and effect and (ii) no Event of Default then exists.

(ii)Landlord shall make progress payments to Tenant, not more frequently than once per month, for the work performed during the previous month, up to 90% of the Second Early Contribution. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by an officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from the Second Early Contribution multiplied by a fraction, the numerator of which is the amount of the Second Early Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Second Phase Installations, then Landlord’s reasonable estimate thereof) for the performance of all of the Second Phase Installations shown on all plans and specifications approved by Landlord, provided that in no event shall such fraction be greater than one. Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of all required documentation, including requisitions therefor, signed by an officer of Tenant, which shall be accompanied by (i) copies of paid invoices covering all work which is the subject of the progress payment in question, (ii) copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials provided, (iii) a certification from Tenant’s architect that the work for which the requisition is being made has been completed in accordance with the plans and specifications approved by Landlord and (iv) such other documents and information as Landlord may reasonably request. Any requisitions made following the 10th day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. Landlord shall disburse any amount retained by it hereunder upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 3(b)(ii), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Second Phase Installations by Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Second Phase Installations as required pursuant to Section 5.1(c) of the Original Lease and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Second Phase Installations. The right to receive the Second Early Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney, subtenant, licensee or other person or entity.

(c)Extension Contribution.

(i)Commencing as of August 1, 2026, Landlord shall pay to Tenant, subject to the terms hereof, an amount not to exceed the aggregate amount of (x)
$8,084,045.00, plus (y) any amount deemed to be a portion of the Extension Contribution pursuant to Section 3(b)(i) above (the “Extension Contribution”) toward the cost of Alterations to be performed to the Premises after August 1, 2026 (the “Extension Installations”) (excluding any “soft costs” and Tenant’s Property), provided that as of the date on which Landlord is required to make payment thereof pursuant to Section 3(c)(ii):
(i)the Lease is in full force and effect, and (ii) no Event of Default then exists. Tenant shall pay all costs of the Extension Installations in excess of the Extension Contribution. The Extension Contribution shall be payable solely on account of labor directly related to the Extension Installations and materials delivered to the Premises in connection with the Extension Installations (excluding any “soft costs“ and Tenant’s Property) except that Tenant may apply up to twenty percent (20%) of the Extension Contribution to pay “soft costs” incurred in connection with the Extension Installations, which shall be limited to the actual architectural, consulting and engineering fees incurred by Tenant in connection therewith. Tenant shall not be entitled to receive any portion of the Extension Contribution not actually expended by Tenant in the performance of the Extension Installations, nor shall Tenant have any right to apply any unexpended portion of the Extension Contribution as a credit against Rent or any other obligation of Tenant hereunder, except as otherwise provided below. Notwithstanding the foregoing or any other provision in this Article 3 which may be construed to the contrary, any portion of the Extension Contribution not expended by Tenant in the performance of the First Phase Installations, the Second Phase Installations and/or the Extension Installations on or before December 31, 2026 or which has not been previously disbursed to Tenant, shall, upon the final completion of the First Phase Installations, the Second Phase Installations and the Extension Installations and delivery to Landlord of the documentation required pursuant to Section 3(c)(ii) (with respect to each of the First Phase Installations, the Second Phase Installations and the Extension Installations), be applied as a credit against subsequent installments of Rent due under this Lease commencing not earlier than December 31, 2026 provided that (i) the Lease is then in full force and effect and (ii) no Event of Default then exists.

(ii)Landlord shall make progress payments to Tenant, not more frequently than once per month, for the work performed during the previous month, up to 90% of the Extension Contribution. Each of Landlord’s progress payments shall be limited to an amount equal to the aggregate amounts theretofore paid by Tenant (as certified by an officer of Tenant and by Tenant’s independent architect) to Tenant’s contractors, subcontractors and material suppliers which have not been subject to previous disbursements from the Extension Contribution multiplied by a fraction, the numerator of which is the amount of the Extension Contribution, and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Extension Installations, then Landlord’s reasonable estimate thereof) for the performance of all of the Extension Installations shown on all plans and specifications approved by Landlord, provided that in no event shall such fraction be greater than one. Provided that Tenant delivers requisitions to Landlord on or prior to the 10th day of any month, such progress payments shall be made within 30 days next following the delivery to Landlord of all required documentation, including requisitions therefor, signed by an officer of Tenant, which shall be accompanied by (i) copies of paid invoices covering all work which is the subject of the progress payment in question, (ii) copies of partial waivers of lien from all contractors, subcontractors, and material suppliers covering all work and materials provided, (iii) a certification from Tenant’s architect that the work for which the requisition is being made has been completed in accordance with the plans and specifications approved by Landlord and (iv) such other documents and information as Landlord may reasonably request. Any requisitions made following the 10th day of any month shall be paid no later than the last day of the month following the month in which such requisitions are made. Landlord shall disburse any amount retained by it hereunder upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required under this Section 3(c)(ii), together with (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Extension Installations by Governmental Authorities having jurisdiction thereover, (B) final “as-built” plans and specifications for the Extension Installations as required pursuant to Section 5.1(c) of the Original Lease and (C) issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Extension Installations. The right to receive the Extension Contribution is for the exclusive benefit of Tenant, and in no event shall such right be assigned to or be enforceable by or for the benefit of any third party, including any contractor, subcontractor, materialman, laborer, architect, engineer, attorney, subtenant, licensee or other person or entity.

(d)Notwithstanding the foregoing provisions of this Article 3, Tenant shall not be required to provide waivers of lien from any subcontractors and material providers whose contract price for work performed and/or materials provided is less than $10,000.00 (“Non- Material Lien Waivers”) if with reasonable diligence Tenant cannot procure same, provided that in the event Landlord’s lender requires that Tenant provide such Non-Material Lien Waivers as a condition of funding any portion of the First Early Contribution, Second Early Contribution or the Extension Contribution, as the case may be, then Landlord shall not be required to release the portion of the First Early Contribution, Second Early Contribution and/or Extension Contribution in question until Tenant provides such Non-Material Lien Waivers. However, such portion shall equal the amount of the applicable contract sum for such subcontractor or material provider, unless Landlord’s written agreement with its Lender causes such portion to be a greater amount, in which case Landlord shall make reasonable efforts to dispute such requirement, but shall not be liable if such dispute is unsuccessful. In addition, if any party that fails to provide a Non-Material Lien Waiver files an actual lien against the Building, then Tenant shall fulfill its responsibilities to timely discharge such lien as required under the Original Lease.

4.Letter of Credit. Landlord and Tenant acknowledge that as of the date hereof Landlord is holding a Letter of Credit in the amount of $5,340,661.00 as security for the faithful performance and observance by Tenant of the terms, covenants and conditions of the Lease. Tenant shall, upon Tenant’s execution of this Amendment, deliver to Landlord an amendment to the Letter of Credit in compliance with Article 27 of the Original Lease which extends the ultimate expiration date thereof through September 30, 2039.

5.Expansion Option. In connection with Section 33.1 of the Original Lease, the term “Delivery Window” is hereby modified so that it means the period commencing on March 1, 2023 and ending on March 31, 2025, both dates inclusive.

6.Dumbo Heights Campus Right of First Offer.

(a)Exercise of Right. If at any time prior to the last eighteen (18) months of the Term (as the same may be extended) all of the rentable area of any floor of a building that is located within the Dumbo Heights Campus (provided that the term “Dumbo Heights Campus” shall mean the Adams Street Building, the Prospect Street Building, and the buildings located at 81 Prospect Street, Brooklyn, NY and 77 Sands Street, Brooklyn, NY) that is not subject to this Lease and which building is then owned by the Expansion Landlord (as hereinafter defined) (each such space being hereinafter referred to as an “Expansion Space”) is, or Landlord, reasonably believes the same is to become, Available (as hereinafter defined) and the Landlord named herein (or an Affiliate of the Landlord named herein which is the applicable owner of the building in which the Expansion Space is located (each such owner, the “Expansion Landlord”) proposes to lease such Expansion Space, Landlord shall deliver notice thereof to Tenant (an “Expansion Notice”) setting forth a description of each floor of the Expansion Space in question, the rentable square footage of each floor of such Expansion Space (which shall be calculated in accordance with the Measurement Standard (as hereinafter defined), the Expansion Landlord’s determination of the Expansion Space Fair Market Value (as hereinafter defined) for each floor of such Expansion Space and the date Expansion Landlord reasonably anticipates that each floor of such Expansion Space will become Available (the “Anticipated Expansion Space Commencement Date”). Provided that all of the conditions precedent set forth in this Section 6 are satisfied by Tenant, Tenant shall have the option (an “Expansion Option”), exercisable by Tenant delivering written notice (subject to Tenant’s rights set forth in Section 6(e) of this Amendment) to Landlord (an “Initial Acceptance Notice”) within thirty (30) days of the giving by Landlord of the applicable Expansion Notice, time being of the essence, to lease the Expansion Space described in the related Expansion Notice upon the terms and conditions set forth in this Section 6, which Initial Acceptance Notice shall state whether Tenant is exercising its Expansion Option with respect to the entire Expansion Space described in the related Expansion Notice, or a portion thereof, provided that such portion shall consist of contiguous full floor increments (i.e. an Expansion Option may be exercised only with respect to contiguous full floor increments of the Expansion Space that is the subject of an applicable Expansion Notice) (the “Exercised Space”), except if the Expansion Space is one full floor. If the Expansion Space described in the Expansion Notice consists of two (2) or more contiguous floors and Tenant delivers an Initial Acceptance Notice for less than the entire Expansion Space, then within ten (10) Business Days after Landlord’s receipt of such Initial Acceptance Notice, Landlord shall deliver written notice to Tenant (the “Designated Space Notice”) specifying the location of the full floor(s) of the Expansion Space in question, which shall be limited to either the highest or lowest contiguous block of floors (in such number as designated by Tenant in the Initial Acceptance Notice) of the space designated in the Expansion Notice (the “Designated Space”), as determined by Landlord in its sole discretion (provided that if the Designated Space described in the Expansion Notice consists of any floors that are contiguous to floors then leased by Tenant under the Lease, then Landlord’s “highest” or “lowest” contiguous block of floors determination in the Designated Space Notice shall include within the Designated Space those floors that are contiguous to such floors then leased by Tenant under the Lease). Tenant shall deliver written notice to Landlord, within ten (10) Business Days after Tenant’s receipt of the Designated Space Notice, time being of the essence, stating whether Tenant accepts the Designated Space set forth in such Designated Space Notice (“Final Acceptance Notice”). If Tenant timely delivers an Acceptance Notice but fails to designate the Exercised Space, the Exercised Space shall be deemed to be the entire Expansion Space that was the subject of the applicable Expansion Notice. If Tenant fails to timely give an Initial Acceptance Notice (and/or a Final Acceptance Notice, if applicable) with respect to any Expansion Space, Tenant shall be deemed to have rejected Landlord’s offer to lease the applicable Expansion Space and Expansion Landlord shall have no further obligation and Tenant shall have no further rights with respect to that particular Expansion Space during the Term (excluding the Prospect Street Building, to which Tenant maintains rights of first offer per Articles 34 and 35 of the Original Lease and as otherwise expressly stated therein, but such provision is hereby amended to use the Measurement Standard instead of the measurement method detailed therein). As used herein, the “Measurement Standard” means the Real Estate Board of New York Recommended Method of Floor Measurement for Office Buildings effective January 1, 1987 (as amended in 2003) applicable to measuring usable area, with a loss factor of 27% on a full floor basis (which loss factor is subject to change so as to be consistent with the loss factor then commonly used by landlords of Comparable Buildings). Landlord agrees to provide Tenant with reasonable access rights to the Expansion Space which is the subject of an Expansion Notice for the purposes of determining whether Tenant desires to provide an Initial Acceptance Notice (and/or a Final Acceptance Notice, if applicable). Notwithstanding anything to the contrary contained herein, if there are less than two (2) years remaining in the Term as of the date on which the Expansion Notice is delivered to Tenant as provided in this Section 6(a), then Landlord shall have no obligation to accept any Initial Acceptance Notice and/or Final Acceptance Notice from Tenant with respect to the Expansion Space that is the subject of such Expansion Notice unless, if Tenant has an unexercised Renewal Option available, Tenant simultaneously with the delivery of such Initial Acceptance Notice and/or Final Acceptance Notice (and as an express condition thereof) delivers to Landlord the Renewal Notice electing to renew the Term for the Premises during the Renewal Term as provided in Article 31 of the Original Lease.

(b)Definitions.

(i)“Available” shall mean that at the time in question (i) no person or entity leases or occupies the Expansion Space that is the subject of an Expansion Notice, whether pursuant to a lease or other occupancy agreement, (ii) no person or entity holds any option or right to lease or occupy such Expansion Space, or to renew its lease or right of occupancy thereof, and (iii) an Expansion Landlord is the then owner of the building in which the applicable Expansion Space is located. So long as a tenant or other occupant leases or occupies a portion of the applicable Expansion Space, Expansion Landlord shall be free to extend any such tenancy or occupancy, whether or not pursuant to the terms of its lease or other occupancy agreement, and such space shall not be deemed to be Available. Provided that Expansion Landlord has complied with its obligations set forth herein, in no event shall Expansion Landlord be liable to Tenant for any failure by any then existing tenant or occupant to vacate any of the Expansion Space. From and after the date hereof, Landlord shall not grant (and shall cause all Expansion Landlords to not grant) any rights to any tenant or other occupant of the Buildings with respect to any Expansion Space unless such rights are subordinate to the rights granted Tenant hereunder, except to tenants and other occupants leasing or occupying the applicable Expansion Space as of the date hereof or to new tenants or occupants of a portion of the Expansion Space after Landlord shall have duly offered such portion of the Expansion Space to Tenant pursuant to this Section 6 (the “Subordinate Rights Requirement Exception”), but the Subordinate Rights Requirement Exception shall not apply to tenants and occupants in the Prospect Street Building as Tenant maintains its ongoing rights of first offer per Articles 34 and 35 of the Original Lease and otherwise expressly stated therein. Notwithstanding the foregoing, as to any occupant referenced in this provision, for such occupant to prevent any Expansion Space from becoming Available, such occupant must be a licensee in such Expansion Space contracting directly with Expansion Landlord pursuant to a fully executed written agreement between such occupant and Expansion Landlord.

(ii)“Expansion Space Fair Market Value,” with respect to each Expansion Space, shall mean the fair market annual rental value of such Expansion Space at the commencement of the leasing of such Expansion Space for a term commencing on the applicable Expansion Space Commencement Date (as hereinafter defined) and ending on the Extended Expiration Date, as determined by Landlord based on comparable space in the Dumbo Heights Campus, including all of Landlord’s services provided for in the Lease and with (i) such Expansion Space considered as vacant and in the “as is” condition which same shall be in on the applicable Expansion Space Commencement Date, and (ii) the Base Tax Year being the Tax Year commencing on

July 1, 2021 and ending on June 30, 2022. The calculation of Expansion Space Fair Market Value shall also take into account any other relevant factors.

(c)Conditions to Exercise. Tenant shall have no right to exercise an Expansion Option unless all of the following conditions have been satisfied on the date the applicable Initial Acceptance Notice (and a Final Acceptance Notice, if applicable) is delivered to Landlord and on the Expansion Space Commencement Date:

(i)No Event of Default shall have occurred and be continuing;

(ii)The tenant named herein (i.e., Etsy, Inc.) shall not have assigned this Lease; and shall be in occupancy of not less than five (5) full floors of the Premises per such standard in Section 33.1 of the Original Lease; and

(iii)There shall not have occurred any material adverse change in the financial condition of Tenant from the condition described on the financial statements submitted by Tenant to Landlord in connection with the Lease.

(d)Incorporation of Expansion Space. If Tenant timely provides an Initial Acceptance Notice (and a Final Acceptance Notice, if applicable) for the applicable Expansion Space and the above conditions are satisfied then the Expansion Space that is the subject of the Initial Acceptance Notice (or a Final Acceptance Notice, if applicable) shall be leased by Tenant upon all of the terms and conditions of the Lease and for the balance of the Extension Period (subject to the terms of the Lease), except as provided below in this Section 6(d). Effective as of the date on which Expansion Landlord delivers vacant possession of an Expansion Space to Tenant (with respect to each such Expansion Space, the “Expansion Space Commencement Date”):

(i)Fixed Rent for such Expansion Space shall be the Expansion Space Fair Market Value as determined in accordance with this Section 6.

(ii)Tenant shall pay Tenant’s Tax Payment with respect to such Expansion Space in accordance with the provisions of Article 7, except that the Base Tax Year shall be the Tax Year commencing on July 1, 2021 and ending on June 30, 2022;

(iii)The rentable square footage of the Expansion Space shall be as set forth in the applicable Expansion Notice (which the parties agree shall be measured in accordance with the Measurement Standard and shall be the rentable square footage of such Expansion Space for all purposes of this Lease) and Tenant’s Proportionate Share shall be appropriately adjusted;

(iv)The applicable Expansion Space shall be delivered in its “as is” condition, and Expansion Landlord shall not be obligated to perform any work with respect thereto or make any contribution to Tenant to prepare such Expansion Space for Tenant’s occupancy;

(v)The Letter of Credit shall be increased by an amount equal to six
(6) months of the Fixed Rent for the Expansion Space as of the Expansion Space Commencement Date; and

(vi)The applicable Expansion Space shall be added to and be deemed to be a part of the Premises for all purposes of the Lease (except as otherwise provided in this Section 6).

(e)Possession. Except for the Possession Obligations (as hereinafter defined), in no event shall Expansion Landlord be obligated to incur any fee, cost, expense or obligation, nor to prosecute any legal action or proceeding, in connection with the delivery of any Expansion Space to Tenant nor shall Tenant’s obligations under this Lease with respect to the Premises or such Expansion Space be affected thereby; provided, however, if Expansion Landlord does not deliver possession to Tenant of any Expansion Space which is the subject of an Initial Acceptance Notice (and/or a Final Acceptance Notice, if applicable), prior to the date which is two hundred seventy (270) days after the Anticipated Expansion Space Commencement Date (subject to extension due to Unavoidable Delays, excluding delays caused by other tenants mentioned in the definition of “Unavoidable Delays” in Exhibit “B” to the Original Lease), Tenant shall have the right to rescind its Initial Acceptance Notice (and/or a Final Acceptance Notice, if applicable) by written notice to Landlord at any time thereafter, but prior to delivery of the Expansion Space by Expansion Landlord. Provided that Expansion Landlord has complied with the Possession Obligations, Expansion Landlord shall not be subject to any liability and this Lease shall not be impaired if Expansion Landlord shall be unable to deliver possession of any Expansion Space to Tenant on any particular date. Except as provided in this Section 6(e), Tenant hereby waives any other right to rescind this Lease or any Initial Acceptance Notice (subject to Section 6(a) above) and/or a Final Acceptance Notice (if applicable), under the provisions of Section 223-a of the Real Property Law of the State of New York, and agrees that the provisions of this Section 6(e) are intended to constitute “an express provision to the contrary” within the meaning of said Section 223-a. Landlord agrees that it shall not waive any rights it may have against any person or entity holding over in the Expansion Space, without any obligation to enforce any such rights, except as required pursuant to the Possession Obligations. As used herein, the “Possession Obligations” shall mean that Expansion Landlord shall be required to use commercially reasonable efforts, at Expansion Landlord’s cost and expense, to obtain possession of the Expansion Space if possession has not been surrendered by any person or entity holding over in the Expansion Space, which efforts shall include the commencement and diligent prosecution of an eviction action if such action is necessary, as reasonably determined by Expansion Landlord. Upon Tenant’s request, from time to time, Expansion Landlord shall keep Tenant reasonably informed as to the steps being taken to regain possession.

(f)Arbitration. If Tenant disputes Expansion Landlord’s determination of the Expansion Space Fair Market Value for any Expansion Space pursuant to Section 6(a), Tenant shall give notice to Landlord of such dispute within twenty (20) Business Days after delivery of the Expansion Notice (provided that if Tenant fails to timely dispute Expansion Landlord’s determination of the applicable Expansion Space Fair Market Value, Tenant shall be deemed to have accepted Expansion Landlord’s determination) and, in lieu of the arbitration process set forth in Section 32.1 of the Original Lease, such dispute shall be determined by arbitration in accordance with the then prevailing Expedited Procedures of the Arbitration Rules for the Real Estate Industry of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the rules shall be modified as follows:

(i)In its demand for arbitration Tenant shall specify the name and address of the person to act as the arbitrator on Tenant’s behalf. If Tenant fails to so notify Landlord of the appointment of its arbitrator in Tenant’s demand for arbitration and such failure continues for 3 Business Days after Landlord delivers a second notice to

Tenant, then the arbitrator appointed by Landlord shall be the arbitrator to determine the Expansion Space Fair Market Value for the Expansion Space in question. The arbitrator shall be a real estate broker with at least 10 years full-time commercial brokerage experience who is familiar with the fair market value of first-class office space in the Borough of Manhattan, City of New York, New York. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto and the Fixed Rent in respect of the Expansion Space in question shall be as set forth in the Expansion Notice applicable thereto. Within 10 Business Days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator within such 10 Business Day period, and such failure continues for 3 Business Days after Tenant delivers a second notice to Landlord, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Expansion Space Fair Market Value for the Expansion Space in question.

(ii)If two arbitrators are chosen pursuant to Section 6(f)(i), the arbitrators so chosen shall meet within 10 Business Days after the second arbitrator is appointed and shall seek to reach agreement on the Expansion Fair Market Value of the applicable Expansion Space. If within 20 Business Days after the second arbitrator is appointed the two arbitrators are unable to reach agreement on such Expansion Space Fair Market Value then the two arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Section 6(f)(i). If they are unable to agree upon such appointment within 5 Business Days after expiration of such 20 Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within 5 Business Days after expiration of the foregoing 5 Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Real Estate Board of New York. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Section 6(f)(iii). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii)The Expansion Space Fair Market Value of the applicable Expansion Space shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Expansion Space Fair Market Value in respect of the applicable Expansion Space supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of such Expansion Space Fair Market Value, but any such determination shall be made in the presence of both parties with full right on their part to cross- examine. The third arbitrator shall conduct such hearings and investigations as he or she deem appropriate and shall, within 30 days after being appointed, select which of the two proposed determinations most closely approximates his or her determination of such Expansion Space Fair Market Value. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination the third arbitrator chooses as that most closely approximating his or her determination of the Expansion Space Fair Market Value in respect of the applicable

Expansion Space shall constitute his or her decision and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease evidencing the expansion of the Premises and confirming the Fixed Rent for the Expansion Space in question, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv)In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

(g)Agreement of Terms. Landlord (and Expansion Landlord, if applicable) and Tenant, at either party’s request, shall promptly execute and exchange an appropriate agreement evidencing the leasing of each Expansion Space and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.

(h)Landlord represents that, commencing as of the date hereof, Landlord has full authority, consent and approvals required to cause each Expansion Landlord to comply with the “Dumbo Heights Campus Right of First Offer” provisions set forth in this Article 6.

7.Public Health Extension. If a Public Health Closure Event occurs within the last eighteen (18) months of the Term, then Tenant shall have the right to renew the Term for all of the Premises for a period equal to the number of days such Public Health Closure Event was in effect (the “Public Health Renewal Term”) commencing on the day after the expiration of the initial Term (the “Public Health Renewal Term Commencement Date”) and ending on the last day of the Public Health Renewal Term, unless the Public Health Renewal Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Public Health Renewal Term shall commence only if (a) Tenant notifies Landlord (the “Public Health Exercise Notice”) of Tenant’s exercise of such renewal right not later than ten (10) Business Days following the cessation of a Public Health Closure Event occurring within the last eighteen (18) months of the Term (which Public Health Exercise Notice shall include the number of days Tenant claims is in such Public Health Renewal Term), and (b) at the time of the exercise of such right and immediately prior to the Public Health Renewal Term Commencement Date, no Event of Default shall have occurred and be continuing hereunder, and (c) the Tenant named herein (i.e., Etsy, Inc.) occupies not less than five (5) full floors of the Premises (per such standard in Section 33.1 of the Original Lease) at the time the Public Health Exercise Notice is given. Time is of the essence with respect to the giving of the Public Health Exercise Notice. The Renewal Term shall be upon all of the agreements, terms, covenants and conditions of the Lease, except that Tenant shall have no further right to renew the Term. Upon the commencement of the Public Health Renewal Term, (1) the Public Health Renewal Term shall be added to and become part of the Term, (2) any reference to “this Lease”, to the “Term”, the “term of this Lease” or any similar expression shall be deemed to include the Public Health Renewal Term, and (3) the expiration of the Public Health Renewal Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of renewal of Tenant hereunder. Notwithstanding the foregoing, in the event Tenant receives any Rent Directed Payment Relief in connection with any Health Emergency (as hereinafter defined), then the Public Health Renewal Term shall be reduced on a per diem basis by the amount of such Rent Directed Payment Relief (i.e. if the amount of such Rent Directed Payment Relief equals ten (10) days of Fixed Rent in the aggregate, and the Public Health Closure Event was in effect for thirty (30) days, then the Public Health Renewal Term would be twenty (20) days).

8.Non-Disturbance Agreements. Simultaneously with the execution and delivery of this Amendment, Landlord shall provide to Tenant a subordination, non-disturbance and attornment agreement in the form attached hereto as Schedule C (the “SNDA”) executed by the Lender (as defined in the SNDA) and the Landlord. Tenant shall reimburse Landlord, within 30 days after demand therefor, accompanied by reasonable back-up, for one-half of Landlord’s out- of-pocket costs, including reasonable attorney’s fees and disbursements, incurred in connection with obtaining the SNDA. The provisions of Section 9.1 of the Original Lease shall continue to apply, except the erroneous reference therein to Exhibit G is hereby amended to refer to Exhibit F.

9.Emissions. (a) With respect to the Adams Street Premises, Tenant shall be responsible for its allocable share (and shall pay same within 30 days after demand) of all fines, penalties and/or excess emissions charges incurred by Landlord under Requirements (including, without limitation, Local Law 97) to the extent attributable to the consumption by Tenant of utilities serving the Adams Street Building in excess of the carbon or other emissions limits allocable to the Adams Street Building (including, without limitation, in connection with Local Law 97) for such calendar year in question.

(b) With respect to the Prospect Street Premises, Tenant shall be responsible for its allocable share (and shall pay same within 30 days after demand) of all fines, penalties and/or excess emissions charges incurred by Landlord under Requirements (including, without limitation, Local Law 97) to the extent attributable to the consumption by Tenant of utilities serving the Prospect Street Building in excess of Tenant’s Proportionate Share (solely with respect to the Prospect Street Building) of the carbon or other emissions limits allocable to the Prospect Street Building (including, without limitation, in connection with Local Law 97) for such calendar year in question (“Tenant’s Prospect Emissions Charges”). Upon written notice delivered to Landlord within thirty (30) days after receipt of any demand for payment of Tenant’s Prospect Emissions Charges, Tenant shall have the right to dispute Landlord’s determination of Tenant’s Prospect Emissions Charges (provided that during the pendency of any such dispute, Tenant shall pay such Tenant’s Prospect Emissions Charges in full). If the resolution of such dispute results in a reduction in Tenant’s Prospect Emissions Charges previously paid to Landlord, then Landlord shall, at its election, either pay to Tenant, or credit against subsequent payments of Rent due hereunder, the amount of such excess. Either party shall have the right to submit any dispute relating to the obligations of the parties under this Section 9(b) to arbitration in accordance with Section 11.8 of the Original Lease.

10.Elevators; Health and Safety Measures.

(a)Without limiting any of Landlord’s maintenance and repair obligations under the Lease, including, without limitation, with respect to the passenger elevators in the Buildings, Landlord shall, at Landlord’s cost and expense, operate, maintain, repair and replace (only if required by the first class manner standard of this Section 10) the passenger elevators serving the Adams Street Premises (the “Adams Street Elevators”) in a first class manner, subject to the terms of the Lease. As of the Effective Date, Landlord shall (a) promptly after Landlord obtains knowledge thereof, share with Tenant any and/or all relevant information concerning the operation and/or maintenance of the Adams Street Elevators, and (b) use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in the Adams Street Premises in Landlord’s performance of any maintenance and/or repair work to the Adams Street Elevators (provided Landlord shall not be required to perform any such maintenance and/or repairs on an overtime basis, unless otherwise required to do so pursuant to Section 17.3 of the Original Lease).

(b)During any period in which a Health Emergency occurs, Landlord shall, at Landlord’s cost and expense, implement additional protocols and procedures for the protection of the health and safety of occupants of the Building, in a manner consistent with the Comparable Buildings (as required in Exhibit B of the Original Lease). Landlord represents that by October 1, 2021, the protocols set forth on Schedule B will have been implemented and will be maintained (i) through the date that is 365 days after the date that Tenant reoccupies the Premises for the ordinary conduct of its business, and (ii) otherwise, from time to time to the extent that similar protocols are then being implemented by landlords of Comparable Buildings. Landlord shall have no liability to Tenant for any loss, damage, claim, cost or expense which Tenant may sustain or incur by reason of Landlord’s failure to implement such additional protocols and procedures, but Tenant may seek expedited arbitration per the applicable provision of the Original Lease for specific performance of Landlord’s obligations in connection with any such failure.

(c)In the event a Public Health Closure Event is in effect at any time prior to the last twenty-four (24) months of the Term for more than sixty (60) days, then promptly after the expiration of such sixty (60) day period and subject to Unavoidable Delays, Landlord, at Landlord’s cost and expense, shall upgrade the Adams Street Elevators and the passenger elevators serving the Prospect Street Premises so that such elevators may be operated with “touchless” technology.

(d)Tenant shall have the right, to be exercised on ten (10) days’ notice to Landlord, to have a Qualified Inspector (as hereinafter defined) perform an inspection of the elevators serving the Adams Street Premises and the Prospect Street Premises to confirm that Landlord is in compliance with this Section 10. In the event the Qualified Inspector identifies any material deficiencies, Tenant shall provide notice to Landlord specifying the nature of the deficiencies, which notice shall be accompanied by the findings of the Qualified Inspector (a “Deficiency Notice”). If Tenant provides a Deficiency Notice to Landlord, Landlord shall have the right to dispute the determinations set forth in such Deficiency Notice by delivering written notice to Tenant within thirty (30) days after receipt of such Deficiency Notice. If Landlord fails to timely dispute such deficiency notice, then Landlord, at Landlord’s sole cost and expense, shall promptly take such remediation actions to remedy the deficiencies set forth in the Deficiency Notice. Either party shall have the right to submit any dispute relating to a Deficiency Notice to arbitration in accordance with Section 11.8 of the Original Lease. As used herein, a “Qualified Inspector” shall mean an independent third party expert in the repairs and upgrades to elevators in Comparable Buildings, as mutually agreed to by Landlord and Tenant.

11.Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker in connection with this Amendment other than CBRE, Inc. (the “Broker”) and that, to the best of its knowledge, no other broker negotiated this Amendment or is entitled to any fee or commission in connection herewith. Landlord shall pay the Broker any commission which may be due in connection with this Amendment pursuant to a separate agreement. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than the Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, or the above representation being false. The provisions of this Section 11 shall survive the expiration or earlier termination of the term of the Lease.

12.Representations and Warranties. Tenant represents and warrants to Landlord that, as of the date hereof, (a) the Original Lease is in full force and effect and has not been modified except pursuant to this Amendment; (b) there are no defaults existing under the Lease; (c) there exist no valid abatements, causes of action, counterclaims, disputes, defenses, offsets, credits, deductions, or claims against the enforcement of any of the terms and conditions of the Lease; (d) this Amendment has been duly authorized, executed and delivered by Tenant and constitutes the legal, valid and binding obligation of Tenant; (e) Landlord has paid all amounts and performed all work required to be paid or performed under the Lease in connection with Tenant’s initial occupancy of the Premises under the Lease; and (f) Landlord is not in default of any of its obligations or covenants under the Lease.

13.Miscellaneous. (a) Except as set forth herein, nothing contained in this Amendment shall be deemed to amend or modify in any respect the terms of the Original Lease and such terms shall remain in full force and effect as modified hereby. If there is any inconsistency between the terms of this Amendment and the terms of the Original Lease, the terms of this Amendment shall be controlling and prevail.

(b)This Amendment contains the entire agreement of the parties with respect to its subject matter and all prior negotiations, discussions, representations, agreements and understandings heretofore had among the parties with respect thereto are merged herein.

(c)This Amendment may be executed in duplicate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. An executed counterpart of this Amendment transmitted by facsimile, email or other electronic transmission shall be deemed an original counterpart and shall be as effective as an original counterpart of this Amendment and shall be legally binding upon the parties hereto to the same extent as delivery of an original counterpart.

(d)This Amendment shall not be binding upon Landlord or Tenant unless and until Landlord shall have delivered a fully executed counterpart of this Amendment to Tenant.

(e)This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their successors and permitted assigns.

(f)This Amendment shall be governed by the laws of the State of New York without giving effect to conflict of laws principles thereof.

(g)The captions, headings, and titles in this Amendment are solely for convenience of reference and shall not affect its interpretation.

(h)The liability of Landlord for Landlord’s obligations under this Amendment shall be limited to Landlord’s interest in the Building and Tenant shall not look to any other property or assets of Landlord or the property or assets of any direct or indirect partner, member, manager, shareholder, director, officer, principal, employee or agent of Landlord

(collectively, the “Parties”) in seeking either to enforce Landlord’s obligations under this Amendment or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Parties shall be personally liable for the performance of Landlord’s obligations under this Amendment.

(i)Expedited Arbitration Per Original Lease. In the event of any disputes arising under Section 2(b)(iv), Section 3, Section 6(a) (but only as to Measurement Standard loss factors being consistent with landlords of Comparable Buildings), Article 7, Section 9(b) and Article 10 of this Amendment, either party shall have the right to submit such dispute to arbitration in accordance with Section 11.8 of the Original Lease.

(j)Renewals Per Original Lease. Tenant’s option to renew the Term pursuant to Article 31 of the Lease shall remain in full force and effect. Landlord agrees that any concession package that is determined to be the Fair Market Rental Value, such as periods of free rent, improvement allowances or other concessions, may, at Tenant’s option, instead be taken as a reduced rental rate.

(k)Default Requirements Per Original Lease. Notwithstanding any provision in this Amendment which may be construed to the contrary, wherever in this Amendment Tenant may not exercise a right and/or would not be eligible for an abatement, credit or payment if Tenant is in “default” or has engaged in an Event of Default under the Lease, such default shall mean that Tenant is in default beyond the expiration of any applicable notice and cure period, and wherever in this Amendment Tenant may not exercise a right and/or be eligible for an abatement, credit or payment if a default or an Event of Default then exists and is continuing, such Event of Default must be either a monetary default or a material non-monetary default, as per the requirements of Section 31.1 and Article 34 of the Original Lease. In both of the foregoing cases, Tenant may exercise such right and/or is entitled to such abatement, credit or payment when such default or Event of Default is cured.

(l)Back-Up Information. Wherever in this Amendment, Tenant must make a reimbursement payment to Landlord for amounts demanded by Landlord hereunder, Landlord shall provide reasonable back-up information to substantiate the sums demanded.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first above written.

LANDLORD:
RFR/K 55 PROSPECT OWNER LLC

By: /s/ Tom Lavin     Name: Tom Lavin
Title: Vice President

RFR/K 117 ADAMS OWNER LLC

By: /s/ Tom Lavin     Name: Tom Lavin
Title: Vice President

TENANT:
ETSY, INC.

By: /s/ Josh Silverman

Name: Josh Silverman
Title: CEO

SCHEDULE A

Rent Schedule w/ Fixed Increases (subject to Section 2(b)(iv))

		PSF	Annual	Monthly
8/1/2026	11/30/2028	$61.50	$13,845,802.50	$1,153,816.88
12/1/2028	11/30/2029	$61.96	$13,949,646.02	$1,162,470.50
12/1/2029	11/30/2030	$62.43	$14,054,268.36	$1,171,189.03
12/1/2030	11/30/2031	$62.89	$14,159,675.38	$1,179,972.95
12/1/2031	11/30/2032	$63.37	$14,265,872.94	$1,188,822.75
12/1/2032	11/30/2033	$68.84	$15,498,541.99	$1,291,545.17
12/1/2033	11/30/2034	$69.36	$15,614,781.05	$1,301,231.75
12/1/2034	11/30/2035	$69.88	$15,731,891.91	$1,310,990.99
12/1/2035	11/30/2036	$70.40	$15,849,881.10	$1,320,823.43
12/1/2036	11/30/2037	$70.93	$15,968,755.21	$1,330,729.60
12/1/2037	11/30/2038	$76.46	$17,214,195.87	$1,434,516.32

OMITTED SCHEDULES

SCHEDULE B: Health Emergency Health and Safety Protocols

SCHEDULE C: Form of Subordination, Non-Disturbance and Attornment Agreement between Lender and Landlord